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                                                                    Exhibit 99.1

                          EQUITY CONTRIBUTION Agreement

     THIS EQUITY CONTRIBUTION AGREEMENT (the "Agreement") is made this 17th day of October 2003 by and among M.H. Meyerson & Co., Inc., d/b/a Crown Financial Group, Inc., a New Jersey corporation with offices at 525 Washington Blvd., Jersey City, New Jersey 07310 ("Crown") and Joelle A. Meyerson as Manager of JSA Investment LLC (the "Transferor").

     WHEREAS, Martin H. Meyerson is a former founder, Chairman, and Chief Executive Officer of Crown.

     WHEREAS, Martin H. Meyerson presently is the beneficial owner of 11.7% of outstanding shares Crown common stock.

     WHEREAS, the Transferor wishes to contribute assets with a market value in the amount of $1.7 million to Crown for Crown's equity, and without compensation by Crown or the creation of any liability to the Transferor, in an effort to preserve the value of the existing Crown securities owned by the Transferor.

     WHEREAS, Crown is the intended beneficiary of the asset contribution effected by this Agreement.

     For good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the Transferor and Crown hereby agree as follows:

     1. Each of the parties represents and warrants that it has entered into this Agreement voluntarily, and that it has had an opportunity to confer with its own counsel in connection with the negotiation and execution of this Agreement.

     2. Transferor agrees to contribute to Crown and does hereby contribute, and Crown agrees to accept from Transferor, and does hereby accept, full title to the assets listed on Exhibit A attached hereto (the "Assets"). Transferor represents, warrants and agrees that they relinquish any claim to the Assets, that Crown owes no obligation to the Transferor in respect to the contribution of the Assets to the capital of Crown, and that the Transferor will not commence litigation against Crown including any past or present director, employee or affiliated party for the return of the Assets or for compensation for the Assets. Similarly, Crown agrees with respect to the subject matter of this Agreement to not commence litigation against Martin H. Meyerson and releases Martin H. Meyerson from liability to Crown with respect to the subject matter of this Agreement.

     3. Transferor represents, warrants and agrees that effective as of the date of this Agreement, Crown shall have full right, title and interest to the Assets, free and clear of any lien, claim, right or encumbrance.

     4. Effective as of the date of this Agreement, Transferor hereby irrevocably surrenders, forfeits and releases all right, title and interest in the Assets.

     5. Transferor and Crown agree to pay the respective reasonable costs and expenses that are incurred with respect to the negotiation, execution, delivery and performance of this Agreement.

     6. If Crown, in its sole determination, commences legal action against its former auditor, Sanville & Co. ("Sanville"), due to its audits of Crown during the term of Crown's engagement of Sanville, Crown will share equally, net of expenses, the proceeds of such legal action with Transferor for proceeds up to and including $3.4 million.

     7. Transferor and Crown agree to execute such additional instruments (including such stock powers, powers

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          of attorney, assignments, assumptions or other title documents or instruments of transfer) as may be reasonably requested by Crown, and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

     8. This Agreement is governed by and will be construed in accordance with the laws of the State of New Jersey.

     9. The Transferor represents, warrants and agrees that the current market value of the Assets are no less than one million seven hundred thousand dollars ($1,700,000) and the Crown is the intended beneficiary of this Agreement.

     10. Crown agrees to liquidate the assets to cash at fair market value as soon as reasonably possible. If the total net cash from the liquidation of the assets exceeds $1,700,000, the amount of net cash in excess of $1,700,000 shall be returned to Transferor as within one business day of Crown's receipt of notice of settlement.

     11. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

     12. This Agreement contains the entire agreement between Transferor and Crown with respect to the subject matter of this Agreement and supercedes any prior or contemporaneous representations or agreements.

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     13.  This Agreement may be executed in multiple counterparts that together constitute a single document and may be amended only by a writing signed by Transferor and Crown.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of October 17, 2003.


              CROWN FINANCIAL GROUP, INC.

              By: /s/ John P. Leighton
                  --------------------
              Name: John P. Leighton
              Title: Chief Executive Officer and President


              /s/ Joelle A. Meyerson
                  ------------------
                  JOELLE A. MEYERSON
                  Manager, JSA Investments LLC